Exhibit 10.21
1187 Coast Village Road #1-520 I Santa Barbara, CA 93108

February 17, 2022

Dear John:

I am pleased to offer you employment with Olaplex, Inc. (the "Company") in the position of General Counsel reporting to the CEO. If you accept this offer, your first date of employment with the Company will be tbd. Your initial salary will be at the rate of $400,000.00 per year, less taxes and other legally required deductions, payable in accordance with the regular payroll practices of the Company.

You are eligible to receive an annual bonus under the Company's discretionary annual bonus plan. The annual bonus plan is based on your performance and contributions, as well as the Company's achievement of revenue, EBITDA and other objectives set by the Company. Your annual bonus target is 50% of your base salary. Each bonus payment under the annual bonus plan is subject to your continued employment on the date the payment is made and the absence of any express intention to leave the employment of the Company on or prior to such date.

Subject to approval by the Company's Board of Directors, you will be granted 50,000 stock options under the Company's 2021 Equity Incentive Plan. All options granted to you will be subject to the terms and conditions of the Plan and the applicable nonqualified stock option award agreement, which terms and conditions shall control in the event of a conflict with this letter. As an employee of the Company, you will also be eligible for annual equity awards as determined by the Compensation Committee of the Board of Directors of Olaplex Inc., in its sole discretion.

In the event your current employer does not pay your bonus on or prior to the last day of your employment therewith, you will receive a sign-on bonus in the amount of $100,000.00, subject to legally required withholdings and deductions. The cash sign-on bonus will be paid in full the first pay period following your start date. You acknowledge and agree that the sign-on bonus is contingent upon your continued employment with us for one (1) year from the date such installment is earned. If you terminate your employment or your employment is terminated for "Cause" as defined below, other than as permitted pursuant to the next succeeding paragraph, prior to such date, you agree to repay the sign-on on your last day of employment.

Severance Payments upon Termination of Employment due to material change in role scope, reporting, required relocation, or without cause. In the event of a material change in the reporting structure, scope of role, or required relocation, you may terminate your employment by providing written notice to the Company detailing the material change no later than the forty-fifth (45th) day following the change providing the Company a period of thirty days to remedy the condition and so specifying in the notice, and terminating your employment within thirty days following the expiration of the period to remedy if the Company fails to remedy the condition. In the event termination is without "Cause", "Cause" defined as (i) dishonesty, fraud or breach of fiduciary responsibility with respect to the Company and your duties, (ii) gross negligence in the performance of your duties, (iii) willful misconduct with regard to the Company, its business, assets or employees, or (iv) conviction or pleading nolo contendere to a felony or any other crime involving fraud, dishonesty or moral turpitude, the Company will pay you, in addition to Final Compensation, (A) a lump sum equal to six months of your annual base salary by the second payroll date after your last day of employment, and (B) any earned but unpaid Annual Bonus for the prior fiscal year.

Conditions to and Timing of Severance Payments. Any obligation of the Company to provide you the payments described above in this Offer Letter is conditioned on your signing and returning to the Company, and not revoking, a timely and effective separation agreement containing a general release of claims and other customary terms (including, without limitation, non-competition, non-solicitation, and no-hire covenants) in the form provided to you by the Company at the time of your termination of employment (the "Separation Agreement"). The Separation Agreement must become irrevocably effective, if at all, by the sixtieth (60th) calendar day following the date your employment is terminated. Any Severance Payments to which you are entitled, other than the Prior Year Bonus, if applicable, will be provided in the form of a lump sum equal to six months of your annual base salary by the second payroll date after your last day of employment. The Prior Year Bonus, if applicable, will be paid at the same time annual bonuses are paid to employees generally.

As a full time employee, you are eligible to participate in the Company's benefit plans on the first day of employment. The Company's comprehensive benefits package includes Medical Insurance, Dental Insurance, Vision Insurance, Basic and Voluntary Life and AD&D Insurance, Short Term and Long-Term Disability Insurance, Flexible Spending Accounts for Health, and Employee Assistance Program.

The Immigration Reform and Control Act requires the Company to verify your identity and employment eligibility within three business days of your commencement of employment with the Company. During your onboarding, you will be provided with the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you join our day one orientation. We will not be able to employ you if you fail to comply with this requirement.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause, subject to the severance provisions set forth above.

In accepting this offer, you give the Company assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter.

If you wish to accept this offer, please sign, date and return this letter agreement to Heather Harper by email. Please retain a copy of this letter for your records.

Sincerely,

OLAPLEX, INC.

/s/ Heather Harper

Name: Heather Harper
Title:    Vice President, Human Resources

Accepted and agreed:

Signature: /s/ John C. Duffy
     John Duffy

Date: 2/18/2022

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